                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            AEROVOX INCORPORATED
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             AEROVOX INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 7, 1996

                               ----------------

To the Shareholders of Aerovox Incorporated

  Notice is hereby given that the Annual Meeting of Shareholders of Aerovox Incorporated (the "Company") will be held at the offices of Ropes & Gray, One International Place, Room 36/1, Boston, Massachusetts 02110, at 10:00 a.m. on Tuesday, May 7, 1996 for the following purposes:

    1. To elect three Class I directors to serve until the 1999 Annual
  Meeting.

    2. To approve an amendment to the 1989 Stock Incentive Plan to: (i) increase the number of shares reserved for issuance under the Plan by 250,000 to 950,000, and (ii) limit to 50,000 the number of shares for which options and stock appreciation rights may be awarded to any individual in any calendar year pursuant to awards granted under the Plan.

    3. To transact any other business that may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 12, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session thereof.

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          /s/ Ronald F. Murphy

                                          RONALD F. MURPHY, Secretary

Boston, Massachusetts
March 25, 1996

                             AEROVOX INCORPORATED
                             370 FAUNCE CORNER RD.
                           NORTH DARTMOUTH, MA 02747

                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Aerovox Incorporated (the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 7, 1996 and at any adjourned session thereof. You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Sending in a proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation in person to the Secretary at the meeting. This Proxy Statement and accompanying proxy will be mailed commencing on or about April 5, 1996 to all shareholders entitled to vote at the meeting. The Annual Report to Shareholders for the Company's fiscal year ended December 30, 1995 is being mailed with this Proxy Statement.

  The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, facsimile or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares. In addition, the Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies for a fee of $2,000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote in favor of the election of the three nominees named below, all of whom are now directors of the Company, as Class I directors unless authority to vote for the election of all of such nominees is withheld by marking the box entitled "WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy.

  The Company's By-laws provide for not more than fifteen nor less than three members of the Board of Directors, as determined by the Board of Directors. The Board of Directors has fixed the number of directors for the ensuing year at nine members. As provided in the Company's Amended and Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes. Directors of each class are considered for re-election at the Annual Meeting of Shareholders held in the year in which the term of such class expires and serve thereafter for three years.

  The persons elected as Class I directors will serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and shall qualify. The remaining six incumbent directors will continue to serve as set forth below. Each of the nominees is expected to be able to serve, but if any nominee is unable to serve, or should any vacancy arise for whatever reason, the proxies intend to vote the shares to which this proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

  In order to assure that the classes of directors are as balanced as possible, both in terms of numbers, as well as employee and non-employee directors, effective March 4, 1996, Mr. Brennan resigned as a Class I director and was elected by the Board of Directors as a Class II director with a term expiring at the 1997 Annual Meeting. Mr. Elliott was elected by the Board to fill Mr. Brennan's unexpired term as a Class I director. Accordingly, Mr. Elliott will stand for election at the 1996 Annual Meeting as a Class I director.

  The names of the nominees as Class I directors and incumbent Class II and Class III directors, their ages, and certain other information regarding the nominees and incumbent directors are set forth in the following table.

NAME                     AGE                   INFORMATION
- ----                     ---                   -----------

              NOMINEES AS CLASS I DIRECTORS--TERMS EXPIRING 1999

Robert D. Elliott.......  45 Mr. Elliott was named President and Chief
Director since March 4,       Operating Officer of Aerovox in March 1996.
1996                          From 1993 to 1996, Mr. Elliott was Group
                              Executive of the Electrical Products Division
                              of Eagle Industries, a diversified
                              manufacturing company. From 1991 to 1995, he
                              served as President of Hendrix Wire & Cable, a
                              manufacturer of cable and accessories for the
                              electric utility market, and a unit of Eagle's
                              Electrical Products Division.
William G. Little.......  54 Mr. Little is President and Chief Executive
Director since 1994           Officer of Quam Nichols Co., a manufacturer of
                              commercial audio products, which he joined in
                              1970. Mr. Little is a director of the United
                              States Chamber of Commerce.
John L. Sprague.........  65 Dr. Sprague is President of John L. Sprague
Director since 1989           Associates, a private management and business
                              consulting firm. From 1981 through 1987 Dr.
                              Sprague served as President and Chief Executive
                              Officer of Sprague Electric Co., a manufacturer
                              of electronic components, which he joined in
                              1959. Dr. Sprague is a director of Allmerica
                              Financial Corporation, California Micro Devices
                              Corporation, and Sipex Corporation.

NAME                     AGE                   INFORMATION
- ----                     ---                   -----------

               INCUMBENT CLASS III DIRECTORS--TERMS EXPIRING 1998

Dennis Horowitz.........  50 Mr. Horowitz is President of the Americas, AMP
Director since 1995           Incorporated, a manufacturer of electronic
                              components. Mr. Horowitz was President and
                              Chief Executive Officer of Philips
                              Technologies, a manufacturer of electrical and
                              electronic equipment and components, from 1993
                              to 1994; and of Philips Components, a
                              manufacturer of electrical and electronic
                              components and photonic products, from 1990 to
                              1993; and of Magnavox CATV Systems (now called
                              Philips Broadband), a manufacturer of cable
                              television equipment, from 1986 to 1990-all
                              divisions of Philips Electronics North America
                              Corporation. Mr. Horowitz is a director of
                              Superconductor Technologies, Inc.
Ronald F. Murphy........  66 Mr. Murphy is the Senior Vice President and
Director since 1989           Treasurer (since 1976) and Secretary (since
                              April, 1989) of Aerovox. Mr. Murphy has been a
                              director of Aerovox and its predecessors since
                              1976.
Benedict P. Rosen.......  60 Mr. Rosen is President and Chief Executive
Director since 1995           Officer of AVX Corporation, a manufacturer of
                              passive electronic components, which he joined in
                              1972. From 1990 to 1993, Mr. Rosen was President
                              and Chief Operating Officer of AVX Corporation,
                              and was Executive Vice President of the company
                              from 1985 to 1990. He serves as a Senior Managing
                              and Representative Director of Kyocera
                              Corporation, AVX's parent company, and as
                              President of Elco Corporation, a supplier of
                              electronic connectors.

               INCUMBENT CLASS II DIRECTORS--TERMS EXPIRING 1997

John F. Brennan.........  63 Mr. Brennan is Dean, School of Management,
Director since 1989           Suffolk University. He was F. William Harder
                              Professor of Management at Skidmore College
                              from 1984 to 1992, Chairman and Chief Executive
                              Officer of the H. T. Hackney Company from 1981
                              to 1983, and President and Chief Executive
                              Officer of Chemical Separations Corporation
                              from 1972 to 1981. Mr. Brennan serves as a
                              director of The Timberland Company and Data
                              Storage Corp.
James B. Hangstefer.....  69 Mr. Hangstefer is President of Cordel
Director since 1989           Associates, Inc., a management consulting firm.
                              From September 1972 to November 1990, Mr.
                              Hangstefer was President of Silenus Wines
                              Incorporated, an importer, wholesaler and
                              retailer of fine wines. Mr. Hangstefer is a
                              director of Dynatech Corporation.
Clifford H. Tuttle......  65 Mr. Tuttle is the Chairman of the Board (since
Director since 1989           1989), and Chief Executive Officer (since 1973)
                              of Aerovox and served as President of the
                              Company from 1973 until Robert Elliott assumed
                              that position in March 1996. Mr. Tuttle has
                              been a director of Aerovox and its predecessors
                              since 1973.

  Directors who are not employees of the Company receive annual fees in the amount of $12,000, plus $1,500 for each Board meeting attended and $500 for each meeting of a Committee of the Board attended in conjunction with a Board meeting, and $1,000 for committee meetings held separately from a Board meeting. Members of the Executive Committee and Committee Chairmen receive an additional $1,000 per year. All Directors are reimbursed for out-of-pocket expenses incurred in attending such meetings.

  During fiscal 1995, two Directors received additional fees for special services they provided related to committe assignments. Mr. Brennan received $3,250 and Mr. Little received $750.

  The Board has established an Executive Committee, an Audit Committee, a Finance Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, consisting of Messrs. Horowitz, Rosen, Sprague and Tuttle (Chairman), has the authority to act for the Board of Directors between meetings of the full Board. The Executive Committee did not hold any meetings during fiscal 1995.

  The Audit Committee, consisting of Messrs. Hangstefer, Sprague and Brennan (Chairman), held 2 meetings during fiscal 1995. The Audit Committee is responsible for recommending to the full Board the selection of independent auditors for the Company, reviewing the scope of the audit, reviewing the non-audit services provided by such auditors prior to the performance thereof, review of the audit reports and annual financial statements, review of financial and accounting controls and procedures and review of all related party transactions.

  The Finance Committee, consisting of Messrs. Horowitz, Little and Hangstefer (Chairman), held 2 meetings during fiscal 1995. The Finance Committee reviews the financial and capital plans of the Company and recommends to the Board an operating budget.

  The Compensation Committee, consisting of Messrs. Brennan, Rosen and Little (Chairman), held 5 meetings during fiscal 1995. The Compensation Committee is responsible for reviewing officer, certain senior manager and director compensation arrangements and certain benefit programs.

  The Nominating Committee, consisting of Messrs. Brennan, Hangstefer, Tuttle and Sprague (Chairman), held 1 meeting in 1995. The Nominating Committee recommends potential Board members and the re-election of the Directors at the expiration of their respective terms, presents annually a slate of officers for the Board and makes nominations as vacancies occur, recommends to the Board appointments to standing committees and evaluates the effectiveness and performance of all Board committees.

  The Board of Directors held 5 meetings during fiscal 1995. Each of the directors attended at least 75% of all the directors' meetings and the relevant committee meetings during 1995, except Mr. Rosen who attended two of three relevant committee meetings.

  The Company's By-Laws establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors. In general, notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the Company not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination or proposal. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements.

 Stock Option Plan for Directors

  The Company has established the 1989 Stock Option Plan for Directors (the "Plan") pursuant to which each of the current directors who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 2,500 shares of Common Stock upon adoption of the Plan or upon his election as a director, and each newly elected Eligible Director will be awarded options to purchase 2,500 shares of Common Stock on the date of his first election. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of shareholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the Plan) of Common Stock on such date, provided that if less than one year elapses between an initial grant and an annual grant, the Eligible Director will receive options covering 250 shares for each quarter of service. The exercise price of each option is 100% of fair market value (as defined in the Plan) on the date of award. The exercise price of the options for 1,000 shares awarded to each Messrs. Brennan, Hangstefer, and Sprague and the 250 shares awarded to Mr. Little, all in 1995, was $7.50. The exercise price of the Initial Award to Mr. Horowitz and Mr. Rosen in 1995 was $7.75. Options become exercisable on the first anniversary of the date of grant. 80,000 shares have been authorized for delivery upon exercise of options under the Plan. The Plan is administered by directors of the Company who are not eligible to receive awards under the Plan (Messrs. Tuttle and Murphy).

                                  PROPOSAL 2

           APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED
                 FOR THE COMPANY'S 1989 STOCK INCENTIVE PLAN.

  As of March 1, 1996 there were options for 441,000 shares of Common Stock outstanding under the Company's 1989 Stock Incentive Plan (the "Plan") under which a total of 700,000 shares are currently reserved, subject to adjustment for stock splits and similar events. The Board believes that it is important to continue to have options available for grant in order to attract and retain key employees who contribute to and are responsible for the continued long-term growth of the Company. As a result, the Board on March 4, 1996 approved, and is submitting for stockholder approval, a proposal to increase the number of shares of Common Stock reserved under the Plan by 250,000 shares for a total of 950,000 shares subject to the capital adjustments described below and to limit to 50,000 the number of shares for which options and stock appreciation rights may be granted to any individual in any calendar year pursuant to awards granted under the Plan.

  The board approved an amendment limiting to 50,000 the number of shares for which options and stock appreciation rights may be awarded to an individual in any calendar year during the remaining term of the Plan. Recently enacted
Section 162(m) of the Internal Revenue Code places limitations on the deductibility of compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. For compensation attributable to stock options and stock appreciation rights to qualify as performance based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted during a specified period. The Board believes that the Company will benefit from this amendment by being able to deduct for income tax purposes any income realized by one of the designated executive officers in excess of $1 million upon the exercise of a non-qualified stock option or appreciation right.

GENERAL

  The Compensation Committee (excluding any member who would not be considered an "outside director" for purposes of Section 162(m) and the regulations, including proposed regulations, thereunder) currently administers the Plan which permits a variety of stock and stock-based awards, including: stock options (both incentive stock options and nonstatutory options); the granting of rights to receive cash or shares in respect of increases in the value of the Common Stock; the award of restricted and unrestricted shares; the granting of rights to receive cash or shares on a deferred basis or based on performance; cash payments sufficient to offset the federal ordinary income taxes of participants resulting from transactions under the Plan; loans to participants in connection with awards; and other stock-based awards, including the sale or award of convertible securities, that meet the requirements of the Plan, all as more fully described below. The Plan also provides that option holders may, unless otherwise provided at the time of the grant, surrender outstanding options in exchange for a cash payment during the 60-day period following a Change of Control of Aerovox (described below).

  The Compensation Committee (or another committee of "disinterested persons" appointed by the Board, the "Committee") has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each grant, subject to the provisions of the Plan. Persons eligible to participate in the Plan are those full or part-time officers and other key employees of Aerovox or its subsidiaries (not including directors who are not full-time employees) who are responsible for or contribute to the management, growth or profitability of the business of Aerovox, as selected from time to time by the Committee. Approximately
45 employees are currently eligible to participate in the Plan. The Plan limits the terms of awards to 10 years and prohibits the granting of awards more than 10 years after the effective date of the plan.

STOCK OPTIONS

  The exercise price of each option is determined by the Committee, but may not be less than 100% of the fair market value (110% in the case of a person holding 10% or more of the outstanding voting power of all classes of stock of Aerovox or any subsidiary or parent corporation (a "ten percent shareholder")) of the shares on the date of grant in the case of incentive stock options and not less than 50% of such value in the case of non-statutory options. As of March 1, 1996 the highest closing bid quotation for the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System was $12. The Committee may provide that upon exercise of any option, instead of receiving shares free from restrictions under the Plan, the participant will receive shares of Restricted Stock or Deferred Stock awards (see below).

  The Committee sets the term of each option but may not exceed 10 years from the date of grant (five years from grant in the case of an incentive option granted to a ten percent shareholder). The Committee determines at what time or times each option may be exercised, and the exercisability of options may be accelerated by the Committee. In the event of termination of employment by reason of disability or death, an option may thereafter be exercised (to the extent it was then exercisable) for a period of three years, or such shorter period as may be specified by the Committee at the time of grant, subject to the stated term of the option. In the event of termination of employment for any reason other than disability or death, an option may thereafter be exercised, to the extent then exercisable, for three months (or such longer period of up to three years as the Committee determines at or after the grant date) following termination, subject to the stated term of the option.

  The exercise price of options granted under the Plan must be paid in full by certified or bank check, bank draft or money order or, if the Committee so determines, by delivery of shares of Common Stock, valued at their fair market value on the last business day preceding the exercise date or delivery of a promissory note, or by a combination of cash, Common Stock and the option holder's promissory note. The Plan authorizes the Committee to permit the exercise of an option in successive stages using as the payment at each stage shares which have been acquired under the option in preceding stages.

STOCK APPRECIATION RIGHTS

  The Committee may grant non-transferable stock appreciation rights entitling the holder upon exercise to receive an amount, in any combination of cash or shares of unrestricted Common Stock, Restricted Stock or Deferred Stock awards, not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. In addition, the Committee may determine, if so requested by an option holder, that Aerovox will pay the optionee, in cancellation of an option not accompanied by a related stock appreciation right, any combination of cash, unrestricted Common Stock, Restricted Stock or Deferred Stock awards not greater in value than the increase since the date of grant of the option in the value of the shares covered by the option.

RESTRICTED STOCK AND UNRESTRICTED STOCK

  The Committee may award shares of Aerovox Common Stock subject to such conditions and restrictions (including vesting) as the Committee may determine ("Restricted Stock"). The purchase price, if any, of shares of Restricted Stock shall be determined by the Committee, but if any purchase price is payable in an amount which exceeds the lesser of the par value of the shares or 10% of the fair market value of the Common Stock on the award date, it shall be equal to at least 50% of the fair market value of the Common Stock on the award date.

  The Committee may at any time waive such restrictions, including through accelerated vesting. Shares of Restricted Stock are non-transferable and if a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, Aerovox may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. A holder of Restricted Stock has all rights of a stockholder with respect to such stock, subject only to conditions and restrictions generally applicable to Restricted Stock or specifically set forth in the Restricted Stock award agreement.

  The Committee may grant shares (at no cost or for a purchase price not to exceed par value or 10% of the fair market value of the shares at the time of sale) which are free from any restrictions under the Plan ("Unrestricted
Stock").

DEFERRED STOCK

  The Committee may make Deferred Stock awards under the Plan. These are non-transferable awards entitling the recipient to receive shares of Common Stock without any payment in one or more installments at a future date or dates, as determined by the Committee. Receipt of Deferred Stock may be conditioned on such matters as the Committee shall determine, including continued employment or attainment of performance goals. Except as otherwise determined by the Committee at the time of grant, all such rights terminate upon the participant's termination of employment (including death).

PERFORMANCE UNITS

  The Committee may award non-transferable Performance Units entitling the recipient to receive shares of Common Stock or cash in such combinations as the Committee may determine upon the achievement of specified performance goals over a fixed or determinable period and such other conditions as the Committee may determine. Except as otherwise determined by the Committee prior to termination of employment, rights under a Performance Unit award shall terminate upon a participant's termination of employment (including death).

  Performance Units may be awarded independently or in connection with stock options or other awards under the Plan. Unless otherwise determined by the Committee, exercise of Performance Units issued in tandem with another award reduces the number of shares subject to the other award on such basis as is specified in the award agreement.

OTHER STOCK-BASED AWARDS

  The Committee may grant other types of awards of, or based on, Common Stock ("Other Stock-Based Awards"). Such awards may include debt securities convertible into or exchangeable for shares of Common Stock upon such conditions, including attainment of performance goals, as the Committee may determine.

  The Committee may determine the amount and form of consideration, if any, payable upon the issuance or exercise of Other Stock-Based Awards. However, the Common Stock must be issued (including upon conversion, exchange or otherwise) either at no cost to the recipient or for a price not to exceed the lesser of the par value of the shares or 10% of the fair market value of the shares, or securities convertible into the Common Stock must be sold, exchanged or converted by the Company, and the Company shall have received payment for such shares equal to at least 50% of their fair market value on the grant or effective date, or the exchange or conversion date, as specified by the Committee. The Committee may prescribe limitations or conditions requiring forfeiture by the participant, or permitting repurchase by Aerovox, of Other Stock-Based Awards or related Common Stock or securities, and may at any time accelerate or waive any such limitations or conditions. The recipient of an Other Stock-Based Award will have the rights of a Stockholder only to the extent, if any, specified by the Committee in the Other Stock-Based Award agreement. The Committee may require or permit the immediate payment or the waiver, deferral or investment of dividends paid on Other Stock-Based Awards.

SUPPLEMENTAL GRANTS

  The Committee may authorize loans from Aerovox in connection with awards granted or exercised under the Plan. Loans may be for up to 10 years and may be secured or unsecured. Each loan shall be subject to such additional terms and conditions and shall bear such rate of interest, if any, as the Committee shall determine. However, the amount of any loan may not exceed the total exercise or purchase price plus an amount equal to the cash payment which could have been paid to the borrower in respect of taxes as described in the next paragraph.

  The Committee may at any time grant to a participant the right to receive a cash payment in connection with taxable events (including the lapse of restrictions) under grants or awards. The amount of such payment may not exceed the amount which would be required in order to pay in full the federal income tax due as a result of income recognized by the recipient in respect of such grant or award plus such cash payments based on the maximum marginal federal tax rate (or such lower rate as the Committee may determine) in effect at the time such taxable income is recognized.

ADJUSTMENTS

  The Committee is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may accelerate or, upon payment or other consideration for the vested portion of any awards as the Committee deems equitable in the circumstances, terminate such awards (subject to the provisions described under "Change of Control" below).

AMENDMENT AND TERMINATION

  The Board of Directors may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel awards (or provide substitute awards or reduced exercise or purchase prices, including lower-priced awards upon the termination of any then outstanding awards) for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under outstanding awards without the holder's consent. Moreover, any amendment that would cause the Plan to fail to satisfy any then applicable incentive stock option rules under the Code or any stockholder approval requirements of Rule 16B-3 under the Exchange Act, as such Rule is in effect at the time of such amendment, shall be ineffective unless approved by the stockholders.

CHANGE OF CONTROL

  The Plan provides that, in the event of a Change of Control of Aerovox, all stock options and stock appreciation rights will automatically become fully exercisable (unless the Committee shall otherwise expressly provide at the time of grant). Restrictions and conditions on Restricted Stock, Deferred Stock Performance Units and Other Stock-Based Awards will automatically be deemed waived (but only if and to the extent specified by the Committee at or after the time of grant).

  Also in the event of a Change of Control, during the 60-day period following such Change of Control each option holder may, upon notice to Aerovox, surrender all or part of outstanding options to Aerovox in exchange for a cash payment equal to the excess of the aggregate Value (as defined below) on the date of surrender of the shares subject to the option over the aggregate exercise price. Subject to certain exceptions, persons subject to Section 16(b) of the Exchange Act must have held such options for at least six months prior to surrender. For purposes of the surrender of non-statutory options, "Value" means the highest closing bid quotation for a share of Aerovox Common Stock on the NASDAQ System during the 60-day period prior to the Change of Control or, if higher (in the case of a Change of Control occurring by reason of certain acquisitions), the highest per share price paid or reported in connection with such acquisition.

  A "Change in Control" under the Plan generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of the Company's securities; (ii) "change in control" required to be reported under certain provisions of the Securities Exchange Act of 1934; (iii) a merger, consolidation or other reorganization (other than such a reorganization (a) that would result in the voting power immediately before to continue to represent more than 50% of the voting power thereafter or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation; or
(iv) continuing directors cease to be a majority of the Board.

FEDERAL TAX EFFECTS

  The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

  Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive stock option (ISO). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

  Nonstatutory Options. In general, in the case of a nonstatutory option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

  In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

  Under the so-called "golden parachute" provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting, or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

  Section 162(m). Section(m) of the Internal Revenue Code of 1986 limits to $1 million the deduction a public corporation may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-base compensation. It is intended that stock options and stock appreciation rights granted under the Plan will be eligible for this performance-based exception.

RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THIS PROPOSAL

  The Board of Directors has approved an increase in the number of shares of Common Stock reserved for issuance under the Plan by 250,000 shares for a total of 950,000 and recommends that the stockholders vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

  Set forth below is certain information with respect to compensation paid by the Company or its subsidiaries for the fiscal year ended December 30, 1995 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                               ANNUAL COMPENSATION        COMPENSATION
                         -------------------------------- ------------
                                                           AWARDS(1)
                                                          ------------
                                                  OTHER
                                                 ANNUAL    SECURITIES  ALL OTHER
        NAME AND                                 COMPEN-   UNDERLYING   COMPEN-
   PRINCIPAL POSITION    YEAR  SALARY   BONUS   SATION(2)   OPTIONS    SATION(3)
   ------------------    ---- -------- -------- --------- ------------ ---------
Clifford H. Tuttle...... 1995 $302,669      --       --         --      $14,511
 Chairman of the Board &
  CEO                    1994  287,558 $ 52,807      --         --       18,737
                         1993  244,352  121,292      --         --       14,067
Ronald F. Murphy........ 1995  181,762      --       --         --       10,192
 Senior Vice President &
  Treasurer              1994  174,385   25,962      --         --       11,873
                         1993  156,041   61,197      --         --        7,586
Richard D. Capra........ 1995  169,846   26,250  $34,350        --          831
 Senior Vice President,
  Electrolytics          1994   12,788      --       --     $16,000         --
                         1993      --       --       --         --          --
Martin Hudis............ 1995  164,023      --       --         --        6,501
 Senior Vice President,
  Technology             1993  138,668   36,602      --      15,000       8,598
                         1993  127,308   49,928      --         --        8,557
Peter B. Kirschmann..... 1995  172,602    8,081      --         --       11,236
 Senior Vice President
  and General Manager,   1994  168,885   60,930   21,600        --       12,080
 Aerovox Group           1993  144,615   84,600   33,459     40,000       8,573

- --------
(1) The Company has not issued restricted stock awards or SARs. In addition, the Company does not maintain a "Long Term Incentive Plan" as that term is defined in the applicable rules.
(2) Does not exceed the lesser of $50,000 or 10% of salary and bonus, except for Mr. Capra who received relocation compensation of $34,350.
(3) The amounts shown for each named officer for fiscal 1995 include matching Company payments for (i) life insurance premiums, and contributions to
    (ii) the Aerovox Profit Sharing Savings Plan and (iii) the Aerovox Deferred Supplemental Savings Plan, respectively, as follows: Mr. Tuttle:
    $2,400, $3,754, $8,357; Mr. Murphy: $2,400, $3,752, $3,520; Mr. Capra:
    $831 (insurance only); Mr. Hudis: $2,400, $3,749, $352; Mr. Kirschmann:
    $2,400; $3,862, $4,926.

OPTION GRANT TABLE

  No stock options were granted during the fiscal year ended December 30, 1995 to the Chief Executive Officer and the other officers named in the summary compensation table.

YEAR-END OPTION VALUE TABLE

  The following table shows as to the individuals named in the compensation table certain information with respect to options held on December 30, 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES      VALUE OF
                                                                      UNDERLYING    UNEXERCISED
                                                                      UNEXERCISED   IN-THE-MONEY
                                                                      OPTIONS AT     OPTIONS AT
                                                                      FY-END 1995  FY-END 1995(1)
                                                                     ------------- --------------
                                  SHARES ACQUIRED                    EXERCISABLE/   EXERCISABLE/
      NAME                          ON EXERCISE   VALUE REALIZED ($) UNEXERCISABLE UNEXERCISABLE
      ----                        --------------- ------------------ ------------- --------------
Clifford H. Tuttle...............     50,000           $206,250         -0-/   -0-  $    -0-/-0-
Ronald F. Murphy.................        --                          40,000/   -0-   115,000/-0-
Richard D. Capra.................        --                          11,290/ 8,000     7,813/-0-
Martin Hudis.....................        --                          15,000/20,000       -0-/-0-
Peter B. Kirschmann..............        --                           8,000/32,000       -0-/-0-

In each case options were granted at fair market value on the date of grant and are non-statutory options. Each option becomes exercisable 20% per year (or earlier upon termination of employment at age 65) and expires ten years from date of grant.
- --------
(1) Based on the share price of $5.875 which was the closing price for a share of the Company's common stock on December 29, 1995.

 Change of Control Severance Benefits

  The Company has Severance Agreements with certain key employees, including Messrs. Tuttle, Murphy, Capra, Hudis, and Kirschmann. Such Severance Agreements provide that if, within 24 months following a "change in control" (as defined in the Severance Agreements), the Company were to terminate the employee's employment other than for cause (as defined) or the employee were to terminate his employment for reasons specified in the agreements, the employee would receive severance pay in an amount equal to the sum of his annual base salary (at the rate in effect immediately before the change of control) plus his target bonus for such year, without deduction for any amounts previously paid under the bonus plan (or twice such base salary and bonus in the case of Mr. Murphy, Mr. Capra and Mr. Kirschmann and three times such base salary and bonus in the case of Mr. Tuttle). In addition, the Severance Agreements provide for the immediate vesting of bonus awards, stock options etc. and immediate payment of deferred compensation amounts upon such termination. For one year following any such termination of employment, the employee would be entitled to continue participation in all accident and health plans provided by the Company. In the case of Mr. Tuttle, Mr. Murphy, Mr. Capra and Mr. Kirschmann, the Severance Agreements further provide for a "gross-up" under which, if amounts paid under such Agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay Mr. Tuttle and the above named, as the case may be, an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. For all other executives, the foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were nondeductible, except to the extent a reduction in amounts paid would maximize the employee's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the employee in seeking enforcement of contractual rights following a change of control.

 Agreement With Mr. Tuttle and Mr. Murphy

  The company has entered into a Consulting, Non-Competition and Confidentiality Agreement with each of Mr. Tuttle and Mr. Murphy in order to assure the Company that the experience and advice of such officers will be available to the Company at the time they retire from active management of the Company. Provided that Messrs. Tuttle and Murphy continue to serve as executive officers of the Company until attainment of age 65, from and after their retirement, such officers have agreed to provide consulting services to the Company for a period of ten years commencing on the date of such retirement. Pursuant to the agreements, the Company has agreed to pay such officers a fee in the amount of $5,000 per month, in the case of Mr. Tuttle and $3,000 per month in the case of Mr. Murphy, and to pay $1,600 per day in the case of Mr. Tuttle, and $960 per day in the case of Mr. Murphy, for each day of consulting services rendered. The Company has agreed to pay for a minimum of 25 days consulting services. In the event that such officers' employment with the Company is terminated at any time for a reason other than cause (as defined in the agreements) or with or without cause on or after two years of a change of Control (as defined in the agreements) the Company has agreed to pay the monthly fees and 25 day minimum per diem fees for the full term of the agreements.

 Indemnification Agreements

  The Company has entered into Indemnification Agreements with each director and certain officers of the Company including the officers named in the Summary Compensation Table. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the director or officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of directors and officers beyond that provided by the Company's Amended and Restated Certificate of Incorporation. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of the Company (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although the Company may overcome this presumption). The indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by the Company on limited grounds. If a determination of entitlement is made, the Company is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. The Company is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of that Agreement.

                            PERFORMANCE COMPARISON

  The graph below compares five-year cumulative total shareholder returns for the Company with the NASDAQ Market Index and a peer group.


                                    [GRAPH]

- ---------------------------- FISCAL YEAR ENDING --------------------------------
COMPANY                1990      1991      1992      1993      1994      1995
AEROVOX INC                100    182.61    215.22    273.91    265.22    204.35
PEER GROUP                 100    132.97    234.30    249.76    314.42    409.50
BROAD MARKET               100    128.38    129.64    155.50    163.26    211.77


  Assumes $100 invested on January 1, 1991. The Peer Group consists of American Technical Ceramics Corp., Bel Fuse Inc., CTS Corp., Corcom Inc., Dallas Semiconductor Corp., Del Global Technology Corp., Robinson Nugent Inc., The Cherry Corp. and Vishay Intertechnology Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing officer compensation arrangements and certain benefit programs.

  For the purpose of comparison, the Committee reviewed survey information on officer salaries outlined by Wyatt Data Services, focusing generally on the "durable goods manufacturing" sector for the Northeast region (New England). Information from this source, rather than salary data from the peer group, was selected for comparison because it is readily available.

  There are three elements of the executive compensation program at Aerovox: base salary, annual incentive bonuses, and stock based awards. The program is designed to attract competent executives, and to motivate them to achieve both the short and long term goals of the Company. The Company believes its compensation program links executive achievement with shareholder interests.

  Section 162(m) of the Internal Revenue Code of 1986 limits to $1 million the deductible portion a public company may claim in any year for compensation to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance based. The Company is proposing an amendment to its 1989 Stock Incentive Plan in order to assure that options and stock appreciation rights granted under the plan will continue to be eligible for this performance based exception. See Proposal 2-- Approval of Amendments to the Company's 1989 Stock Incentive Plan--General. Executive officer compensation in 1995 was not impacted by new section 162(m) of the Internal Revenue Code because compensation levels were below the threshold established by that statute, and the Committee does not expect 162(m) to impact executive compensation in the foreseeable future. While the Company expects that action will be taken to qualify most compensation approaches to ensure deductibility, tax considerations do not automatically cause the Committee to modify its executive compensation program.

 Base Salary

  Base salaries of executives who have been with the Company for some time are generally in line with the median compensation for comparable positions as outlined in the survey by Wyatt Data Services. Occasionally the Committee has found, however, that higher salaries are required to attract new executives with the requisite technical expertise.

  Decisions on annual increases are based on three factors. First, the Committee makes a subjective appraisal of how well the Company has done within its own industry, considering competitive and economic situations. Secondly, a formal annual review is conducted to evaluate each officer's performance. Finally, if there has been a significant increase in responsibility, this is recognized in salary increase decisions.

 Executive Incentive Bonus Plan

  Under the Company's Executive Incentive Bonus Plan, officers and other members of management may receive cash incentive awards based on a pre-established percentage of the participant's base compensation (with rates ranging from 20% to 60% depending on the individual's level of responsibility) and a targeted Return on Net Assets ("RONA") which is set annually by the Compensation Committee. RONA is calculated by dividing net after tax income by the Company's average net assets (as defined). Payment to any participant is triggered by achievement of at least 75% of this RONA target, and failure to achieve this level of RONA results in no bonus whatsoever. Actual awards may be up to 1.5 times the pre-established rate if RONA exceeds the targeted level.

  Profit alone, however, does not determine the total bonus payout. Fifty percent of the amount earned is discretionary and heavily based on the achievement of specific pre-established individual goals, most of which will have a marked effect on the Company's performance two to three years after the goal is completed. Thus, the score an individual achieves in the Company's formal Goals and Objectives Program, a program under which goals are formulated and achievement evaluated, is an important determinant in the bonus actually paid. The Company believes this Program assures a balance between short term financial performance and long term objectives in an incentive program. The Compensation Committee may also award a supplemental bonus for exceptional achievement.

  In 1995, only one of the Company's four operating groups triggered annual bonus payments. BHC Aerovox exceeded the RONA established for the group and consequently individuals in the group were eligible for bonus awards, in accordance with the individual's level of participation and the score achieved in the Goals and Objectives Program. Aerovox Group performance triggered a bonus in the first quarter only. The only bonuses paid to Aero M employees were the minimum guaranteed portion to two new employees.

 Stock Incentive Plan

  The third element of the Company's executive compensation program is the Stock Incentive Plan. Under this Plan, employees who contribute to the management, growth and profitability of the Company are eligible to receive stock options which vest over a five year period. The Compensation Committee considers that ownership of securities encourages management to have a propriety interest in the long-term success of the Company, which ultimately enhances shareholder value. In order to encourage significant ownership of the Company's stock in connection with its Stock Incentive Plan, the Board of Directors has determined that with respect to options granted after March 2, l993, options will not become exercisable unless an employee owns, at the time of exercise, a number of shares equal to at least 40% of the aggregate number of shares acquired by previously exercised options granted after March 2, l993.

  Guidelines for option awards were established at the inception of the program in 1989. The awards are commensurate with the participant's ability to effect the profitability of the Company. Awards established for each level of responsibility are as follows: options for 100,000 shares for the CEO; 50,000 for the COO; 40,000 for the CFO and subsidiary presidents; 10,000 to 35,000 for other officers; and 2,500 to 10,000 for key engineering, marketing, administrative and manufacturing personnel. The exercise price of each option is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the shares on the date of grant.

 Chief Executive Officer Compensation

  In 1995, Clifford H. Tuttle Jr., Chairman of the Board and Chief Executive Officer ("CEO") was paid a base salary of $302,669, reflecting a 5.3% (annualized) increase over his 1994 base salary. The committee awarded Mr. Tuttle this increase to keep his salary in line with the median CEO salary levels reported by companies of comparable size based on Wyatt Data Service information. Because the RONA established for the Company was not achieved, Mr. Tuttle did not earn an incentive bonus award in 1995.

  The foregoing chart and textual and tabular descriptions provide details of the payments and programs referenced in this report. The industry peer group selected for the five year cumulative return comparison is a broad group which covers electronic and electrical equipment component companies with markets similar to Aerovox's.

William G. Little, Chairman
John F. Brennan
Benedict P. Rosen

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 15, 1996, certain information regarding the Common Stock ownership of the Company's current directors and nominees, the named executive officers and of all directors and executive officers of the Company as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

                                                                        AMOUNT AND
                                                                        NATURE OF
       NAME OF                                                          BENEFICIAL   PERCENT
   BENEFICIAL OWNER                                                    OWNERSHIP(1)  OF CLASS
   ----------------                                                    ------------  --------
    Clifford H. Tuttle................................................   131,362       2.5%
    Ronald F. Murphy..................................................    48,361         *
    John F. Brennan...................................................    10,999         *
    Richard D. Capra..................................................    17,590         *
    Robert D. Elliott.................................................     3,900         *
    James B. Hangstefer...............................................    49,999         *
    Dennis Horowitz...................................................       --
    Martin Hudis......................................................    15,000         *
    Peter B. Kirschmann...............................................    22,320         *
    William G. Little.................................................    12,833         *
    Benedict P. Rosen.................................................     2,000         *
    John L. Sprague...................................................     7,124         *
    All directors and executive officers as a group (18 persons)......   502,298(2)    9.5%

- --------
 *Less than 1%.
(1) Includes the following number of shares issuable pursuant to options currently exercisable or exercisable within sixty days: Messrs. Murphy:
    40,000; Brennan: 4,999; Capra: 11,290; Hangstefer: 4,999; Hudis: 15,000;
    Kirschmann: 22,000; Little: 833; and Sprague: 4,624.
(2) Includes 243,745 shares issuable pursuant to options currently exercisable or exercisable within sixty days.

  The only persons or entities known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock are as follows:

                                                                       AMOUNT AND
                                                                       NATURE OF
    NAME AND ADDRESS                                                   BENEFICIAL   PERCENT
   OF BENEFICIAL OWNER                                                OWNERSHIP(1)   CLASS
   -------------------                                                ------------  -------
Dimensional Fund Advisors Inc. .....................................    276,700(a)    5.2%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Kennedy Capital Management, Inc. ...................................    293,600(b)    5.6%
 425 N. New Ballas Rd., Suite 181
 St. Louis, MO 63141
Charles E. Sheedy...................................................    293,800(c)    5.6%
 Two Houston Center, Suite 2907
 Houston, TX 77010
Texas Art Supply Co. ...............................................    508,934(d)    9.6%
 910 Travis Street, Suite 2030
 Houston, TX 77002
William D. Witter, Inc. ............................................    569,729(e)   10.7%
 One Citicorp Center
 153 East 53rd Street
 New York, NY 10022

- --------
(a) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 276,700 shares (with sole voting power for 192,800; shared voting power for 83,900; and sole dispositive power for all) of Aerovox Inc. stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(b) Shared voting power: 293,600 shares.
(c) Sole voting and dispositive power: 293,800.
(d) Texas Art Supply Co., Louis K. Adler, Gail F. Adler, Marc F. Adler, and the Adler Foundation beneficially own, with sole voting and dispositive power, 475,300 shares, 18,500 shares, 5,000 shares, 10,000 and 134 shares, respectively. Texas Art Supply Co. is a wholly owned subsidiary of Westlane Corporation. Louis K. Adler is President of both Texas Art Supply Co. and Westlane Corporation. Gail F. Adler, the wife of Louis K. Adler, is Vice President of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler and Gail F. Adler are the only directors of both Texas Art Supply Co. and Westlane Corporation. Louis K. Adler, Gail F. Adler and Marc F. Adler are three of the four Trustees of the Adler Foundation. Marc
    F. Adler is the son of Louis and Gail Adler. Westlane Corporation may be deemed to be the indirect beneficial owner of shares of Aerovox Common Stock owned by Texas Art Supply Co. and, as such, could be regarded as sharing with Texas Art Supply Co. investment and dispositive power with respect to such shares. Westlane Corporation disclaims beneficial ownership of any of the shares of Aerovox Common Stock held by Texas Art Supply Co.
(e) Sole voting power and dispositive power: 569,729 shares.

                               OTHER INFORMATION

OUTSTANDING SHARES

  Only shareholders of record at the close of business on March 12, 1996, are entitled to notice of and to vote at the meeting. There were 5,306,195 shares of Aerovox Common Stock ("Common Stock"), $1.00 par value, outstanding on that date, each of which is entitled to one vote.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

  Consistent with state law and under the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  The three nominees for election as Class I directors at the Annual Meeting who receive the greatest number of votes present and entitled to vote for the election of such directors shall be elected. A majority of the votes present and entitled to vote on the matter is necessary to approve Proposal 2.

  The election inspectors will count the total number of votes cast "for" approval of the increase in reserved shares for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.


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

AUDIT MATTERS

  A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

  In order for any proposal that a shareholder intends to present at the next Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Company no later than December 4, 1996.

OTHER BUSINESS

  The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

  The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting. Thank you for your cooperation.

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